SEVERANCE AND GENERAL RELEASE AGREEMENT

In accordance with the terms and provisions of the Amended and Revised Employment Agreement (the “Employment Agreement”) made as of July 17, 2008, between Karen M. Ferguson (the “Executive”) and Resources Connection, Inc., (the “Company”) and in exchange and consideration of the covenants undertaken and releases contained in this Severance and General Release Agreement (“Agreement”), the Executive and the Company enter into this Agreement on this 17th day of August, 2009, and agree as follows:

1.           Resignation:  Executive hereby resigns as a member of the Board of Directors of the Company, or any of its subsidiaries or affiliates, effective immediately and from employment by and from any and all of her positions at the Company and each of its affiliates, including her position as Executive Vice President and Chief Strategy Officer of the Company effective as of August 21, 2009 (the “Separation Date”).  Accordingly, the Company and Executive acknowledge that any contractual or employment relationship between them terminates as of the Separation Date, and that they have no further contractual relationship (except as may arise out of or be expressly provided for in this Agreement) or employment relationship thereafter.  Executive is relieved of all active duties effective August 21, 2009.

2.           Severance:  The Company shall pay to or provide for the Executive the following:

A.           A lump sum cash payment equal to (i) the sum of three and one-half times Executive’s current base salary of $330,000, payable on March 1, 2010, after taking into account the six-month delay rule as described in Section 30 of the Employment Agreement and (ii) the interest on such amount for the time period from September 1, 2009, to February 28, 2010, determined at the Company’s standard rate of return payable on March 1, 2010, after deducting, in each case, applicable federal, state and local taxes.

B.           Four monthly payments of $31,182.69 each in 2009, payable on the first day of September, October, November and December of such year, equal to the Executive’s current base salary and automobile allowance after deducting, in each case, applicable federal, state and local taxes.  A summary of payments to be made to the Executive is annexed as Exhibit 1.

C.           Continued participation in the Company’s group health insurance plans for Executive and Executive’s dependents, including the group medical, vision and dental plans, at the Company’s expense until the earlier of (i) the expiration of two (2) years from August 21, 2009, or (ii) Executive’s eligibility for participation in the substantially comparable group health plan of a subsequent employer or entity.  For the avoidance of doubt, in the event that Executive shall become eligible to participate in a subsequent employer’s or entity’s substantially comparable benefits plan(s) offering one or more, but not all, of the benefits herein described (for example, group medical, but not vision and dental), Executive shall be entitled to continue to receive from the Company the benefits that are not offered, and/or for which she is not eligible, under the subsequent employer’s or entity’s benefits plan(s) until the earliest of the expiration of two (2) years from August 21, 2009, or when she becomes so eligible (if at all).

Except as set forth above in this Section 2 and below in Section 3,  and except for Executive’s vested benefits under the Company’s 401(k) plan: (i) Executive will not be entitled to any other benefits in connection with the termination of her employment, and (ii) Executive represents and agrees that she has received all compensation and other benefits which she is due from the Company and its affiliates and no other compensation or benefits are or will be due to Executive from the Company or any of its affiliates.  Executive expressly acknowledges and agrees that she has been paid any and all vacation or personal time off accruals and no further payments are due or payable.

3.           Stock Options:  As of the date of Executive’s termination of employment, any remaining unvested stock options or restricted stock received by Executive during the term of her employment, shall automatically be deemed vested and remain exercisable for the duration of the term of such award, notwithstanding any other provision of this Agreement or applicable plans.

4.           Company Property:  Executive warrants and represents that she has returned any and all property belonging to the Company effective August 21, 2009, including her mobile broadband card.  The Company and the Executive agree that she may retain her Blackberry and laptop computer; provided, however, she returns the Blackberry and laptop computer to the Parsippany office of the Company on or before August 21, 2009, so that the Company’s IT department may wipe the devices clean of all Company information and material.  The Company and Executive further agree that Executive may use the Company’s e-mail system through August 31, 2009, for professional and reasonable transition.  Effective September 1, 2009 through December 31, 2009, the Company will set up a notice on her email account to notify senders that she has an alternative address.

5.           No Admission of Liability:  The Company expressly denies any violation of any of its policies, procedures, state or federal laws or regulations.  Accordingly, while this Agreement resolves all issues between Executive and the Company relating to alleged violation of the Company’s policies or procedures or any state or federal law or regulation, if any, this Agreement does not constitute an adjudication or finding on the merits and it is not, and shall not be construed as, an admission by the Company of any violation of its policies, procedures, state or federal laws or regulations.  Moreover, neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of or an admission by the Company of any violation of its policies, procedures, state or federal laws or regulations.  This Agreement may be introduced, however, in any proceeding to enforce the Agreement.  The Company acknowledges that, as of the Agreement Date, the Company is not aware of any violation by Executive during the course of her employment by the Company of any of its policies, procedures, rules of governance, corporate compliance plans or similar corporate governing documents or any state or federal laws or regulations.

6.           Release:

BY EXECUTIVE:  Except for those obligations created by or arising out of this Agreement, Executive, on behalf of herself, her descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby acknowledges the full and complete satisfaction by the Company of its obligations under the Employment Agreement, and hereby releases and discharges and covenants not to sue the Company, its divisions, affiliated corporations, past and present, and each of them, as well as its and their directors, officers, managers, shareholders, representatives, assignees, successors, agents and executives, past and present, and each of them (individually and collectively, the “Releasees”).  This release applies to any and all claims, wages, agreements, obligations, demands, contracts, covenants, actions, suits, obligations, debts, costs, expenses, attorneys’ fees damages, judgments, orders, rights, causes of action and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected and whether or not concealed or hidden, which she now owns or holds or she has at any time heretofore owned or held or which she may in the future hold as against said Releasees (collectively “Claims”), including, but not limited to all such claims arising out of or in any way connected with Executive’s employment relationship with, or her resignation, separation or termination from, the Company, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, and including, without limitation, any Claims for severance pay, bonus or similar benefit, sick leave, personal time off, retirement, vacation pay, holiday pay, life insurance, health or medical insurance or any other non-ERISA fringe benefit, workers’ compensation or disability, or any other Claims resulting from any act or omission by or on the part of Releasees committed or omitted prior to the Separation Date, including, without limitation, any Claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the New Jersey antidiscrimination laws, or any other federal, state or local law, regulation or ordinance.

BY THE COMPANY: Except for (i) those obligations created by or arising out of this Agreement or (ii) any and all claims, agreements, obligations, demands, rights, causes of action and liabilities arising out of Executive’s intentional misconduct, the Company, on behalf of itself and on behalf of the Company’s divisions, affiliated corporations, past and present, and each of them, as well as on behalf of its and their directors, officers, managers, shareholders, representatives, assignees, successors, agents and executives, past and present, and each of them, hereby acknowledges the full and complete satisfaction by Executive of her obligations under the Employment Agreement, and hereby releases and discharges and covenants not to sue Executive, her descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them.  This release applies to any and all claims, agreements, obligations, demands, rights, causes of action and liabilities of whatever kind or nature, in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, arising out of or in any way connected with any acts or omissions by Executive engaged in during the course of Executive’s employment by the Company and/or arising out of or in any way connected with Executive’s employment relationship with, or her resignation, separation or termination from, the Company.

7.           Bar to Claims:  It is a further condition of the consideration hereof and is the intention of both parties in executing this instrument that the same shall be effective as a bar as to each and every claim, demand and cause of action hereinabove specified and, in furtherance of this intention, Executive hereby expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions hereinabove specified.  Nothing contained in this Agreement shall be interpreted to prevent any governmental agency from pursuing any matter which it deems appropriate or to prevent Executive from filing a charge or administrative complaint with any governmental administrative agency; provided, however, that any and all remedies available on behalf of Executive are covered by the releases in this Agreement.

8.           Unknown Claims:  It is the intention of Executive in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified.  In furtherance of this intention, Executive hereby expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified.  Executive acknowledges that she may hereafter discover claims or facts in addition to or different from those which she now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement.  Nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.  Executive acknowledges that she understands the significance and consequence of such release.

9.           ADEA Waiver:  Executive expressly acknowledges and agrees that, by entering into this Agreement, she is waiving any and all rights or claims that she may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the Separation Date. Executive further expressly acknowledges and agrees that:

A.	In return for this Agreement she will receive compensation beyond that which she already was entitled to receive before entering into this Agreement;
B.	She is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
C.	She was given a copy of this Agreement on August 13, 2009, and informed that she had 21 days within which to consider the Agreement; however, Executive may waive the 21-day period; and
D.	She was informed that she has seven (7) days following the Agreement Date in which to revoke the Agreement.

Any revocation pursuant to clause D above should be in writing, expressly reference the Agreement, and be addressed and delivered as provided in Section 24 so that it is received prior to the expiration of such 7-day period.

10.           Non-Disparagement: Executive and the Company agree that neither will make any defamatory or disparaging oral or written comments or statements (hereinafter, “Disparaging Comments”) concerning the other, her or its business, reputation, executives, or past or present directors or affiliates or subsidiaries.  For purposes of this section, the term “Company” shall mean to include Board of Director members and executive officers of the Company.  The parties agree that this non-disparagement clause is a material term of the Agreement and, if breached, damages would be difficult to ascertain.  Accordingly, either party found in breach of this provision shall pay to the non-breaching party liquidated damages in the amount of $50,000.00 per occurrence, plus reasonable attorneys’ fees incurred to enforce this provision.  For purposes of this provision, “Disparaging Comments” is defined to refer to any verbal, electronic, or written statement which would affirmatively discredit, belittle, or ridicule Executive or the Company, as the case may be, either personally or professionally.

11.           Severability:  If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and, therefore, the provisions of this Agreement are declared to be severable.

12.           Restrictive Covenants:  In accordance with the terms of her Employment Agreement, for a period of two years following the Separation Date, the Executive will continue to be bound by the provisions of paragraph 14, Restrictive Covenants, in the Employment Agreement.

13.           Confidentiality: In accordance with paragraph 15, Confidentiality, of the Executive’s Employment Agreement, Executive will not at any time, unless compelled by lawful process, disclose or use for her own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, or other confidential data or information of the Company, including but not limited to such information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant.  Executive agrees that upon the Separation Date, she will return to the Company immediately all memoranda, books, papers, plans, information, letters, client information, strategy group materials, client development plans, and other data, and all copies thereof or there from, in any way relating to the business of the Company and its affiliates, except that she may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence.  Executive further agrees that she will not retain or use for her account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

14.           Entire Agreement:  This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope.  This Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof.  Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall be deemed to be merged into this Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein.  Notwithstanding the foregoing, this Agreement is not intended to modify or extinguish any rights or obligations contained in (i) any stock option, restricted stock or other equity or equity-based award agreement between Executive and the Company that was executed prior to the Separation Date or (ii) any indemnification agreement between Executive and the Company prior to Separation Date.

15.           No Assignment:  Executive warrants and represents that she has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and Executive shall defend, indemnify and hold harmless the Company from and against any claim based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

16.           Non-Binding Mediation:  Except as provided otherwise herein, before commencing any legal proceeding in any court of law, any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment, including, but not limited to, any state or federal statutory claims, shall first be submitted to non-binding mediation in Orange County, California, before a sole mediator selected from Judicial Arbitration and Mediation Services, Inc., Orange County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the mediator, such mediator shall be selected from the American Arbitration Association, provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while mediation proceedings are pending.

17.           Telecopied Signatures:  In order to expedite the execution of this Agreement, telecopied signatures may be used in place of original signatures on this Agreement or any document delivered pursuant hereto.  Executive and the Company intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the use of and reliance upon telecopied signatures.  Following any facsimile transmittal, the respective party shall deliver the original instrument by reputable overnight courier in accordance with the notice provisions of this Agreement.

18.           Tax Advice:  The parties acknowledge and agree that they have received their own tax advice related to this Agreement.  Executive represents that she has not relied upon any advice from the Company and/or its attorneys as to the necessity for withholding or the taxability of such payment, whether pursuant to federal, state or local income tax statutes or otherwise.

19.           Governing Law:  The rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of New Jersey without regard to principles of conflict of laws.

20.           Drafting of Agreement:  Each party has cooperated in the drafting and preparation of this Agreement.  Hence, this Agreement shall not be construed against any party on the basis that the party was the drafter, and Executive waives the benefits of any statutory or other presumption to the contrary.

21.           Advice of Counsel:  In entering this Agreement, the parties represent that they have relied upon (or been given an opportunity to rely upon) the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys (or they have chosen to forgo such advice and explanation), and that those terms are fully understood and voluntarily accepted by them.

22.           Waiver of Breach:  No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

23.           Supplementary Documents:  All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

24.           Notice:  Any notice required to be given to the Company pursuant to this Agreement, shall be in writing and shall be deemed to have been sufficiently given either when served personally or via facsimile and addressed to the appropriate party.  Any notice required to be given to Executive pursuant to this Agreement shall be in writing and shall be deemed to have been sufficiently given when served personally, by first class mail or via facsimile.

Notices to the Company shall be effective only when addressed to:
Kate W. Duchene, Chief Legal Officer
 Resources Connection, Inc.
17101 Armstrong Avenue
Irvine, California 92614

With a copy to:
David A. Krinsky, Esq.
O’Melveny & Myers, LLP
610 Newport Center Drive, Suite 1700
Newport Beach, CA 92660

Notices to Executive shall be effective only when addressed to:
Karen M. Ferguson at her address on file as of the effective date of this agreement.

With a copy to:
John A. Ridley
Drinker Biddle
500 Campus Drive
Florham Park, NJ 07932-1047

25.           Headings Not Controlling:  Headings are used only for ease of reference and are not controlling.

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it.  The undersigned declare under penalty of perjury that the foregoing is true and correct.

EXECUTED on the Agreement Date in Irvine, Orange County, California.

_______/s___________________
Kate W. Duchene
Chief Legal Officer
For Resources Connection, Inc.

EXECUTED on the Agreement Date in Mountain Lakes, Morris County, New Jersey.

_________/s__________________
Karen M. Ferguson

ACKNOWLEDGMENT AND WAIVER

I, Karen M. Ferguson, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under applicable law that the foregoing is true and correct.

EXECUTED this 18th day of August 2009, at Morris County, New Jersey

_________/s_________________ Karen M. Ferguson

EXHIBIT 1

CASH  PAYOUT

Base Salary Payout:	$1,155,000, plus certain interest, less applicable withholding taxes

(Computed on a Base Salary of $330,000)

The interest on such amount for the time period from September 1, 2009, to February 28, 2010, determined at the Company’s standard rate of return payable on March 1, 2010, after deducting, in each case, applicable federal, state and local taxes

Payment of Monthly Salary through	$124,730.74, less applicable withholding taxes
December 31, 2009

TOTAL CASH PAYOUT:	$1,279,730.74, less applicable withholding taxes
(not including interest payment due on
March 1, 2010)

ACCELERATION OF EQUITY AWARDS

Grant	Grant
Number	Date	Shares	Price	Exercised	Outstanding	Expiration Date

G0000160	1/10/2001	40,000	$8.82	30,000	10,000	1/10/2011
G0003663	4/1/2002	9,447	$14.33	0	9,447	4/1/2012
G0003664	4/1/2002	40,553	$14.33	0	40,553	4/1/2012
G0003665	2/14/2003	6,250	$8.27	0	6,250	2/14/2013
G0003666	2/14/2003	18,750	$8.27	0	18,750	2/14/2013
G0003667	7/30/2003	4,039	$11.96	0	4,039	7/30/2013
G0003668	7/30/2003	20,961	$11.96	0	20,961	7/30/2013
G0003669	2/23/2004	6,501	$15.38	0	6,501	2/23/2014
G0003670	2/23/2004	43,499	$15.38	0	43,499	2/23/2014
G0003671	2/10/2005	4,088	$24.46	0	4,088	2/10/2015
G0003672	2/10/2005	20,912	$24.46	0	20,912	2/10/2015
G0004132	2/17/2006	3,648	$27.41	0	3,648	2/17/2016
G0004133	2/17/2006	21,352	$27.41	0	21,352	2/17/2016
G0004788	2/1/2007	22,500	$31.80	0	22,500	2/1/2017
G0005501	3/27/2008	11,250	$17.89	0	11,250	3/17/2018
G0006404	2/19/2009	49,500	$14.48	0	49,500	2/19/2019

T O T A L S				30,000	293,250